April 12, 2011

Dear Stockholder:

One of the simplest ways for companies to communicate financial well-being and stockholder value is to provide a solid, sustainable distribution over time.  We do that at Inland American.  Our distributions are determined by Inland American's Board of Directors and typically depend on the amount of current and projected cash flows, and the REIT’s overall business strategy.  Inland American does not pay distributions from offering proceeds.

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of March 2011, paid at an annualized rate equal to $0.50 per share.  This equates to a 5 percent annualized yield on a share purchase price of $10.00 and a 6.2 percent annualized yield on our estimated per share value and our Distribution Reinvestment Plan purchase price of $8.03.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Fourth Quarter Financial Update Webcast Replay

The Inland American management team hosted the 2010 Fourth Quarter & Year End Financial Update Webcast on Tuesday, April 5, 2011 at 2:00 PM CT.  A replay of this webcast is available at www.inlandamerican.com.

We appreciate your investment in Inland American Real Estate Trust, Inc.   If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.